FOR IMMEDIATE RELEASE


                     MAGELLAN ACCELERATES STRATEGY TO EXPAND
                CARE MANAGEMENT AND RELATED INFORMATION SERVICES,
                 PUBLIC SECTOR AND PROVIDER SERVICES BUSINESSES
                  THROUGH REALIGNMENT OF ITS BUSINESS STRUCTURE

                  CONTINUES CHARTER BEHAVIORAL HEALTH SYSTEM'S
                     PROVIDER BUSINESS THROUGH JOINT VENTURE

                   KEY STEPS ARE $400 MILLION REIT TRANSACTION
                  AND $80 MILLION ANNUAL FRANCHISE ARRANGEMENT

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ATLANTA, GEORGIA, January 30, 1997 -- Magellan Health Services, Inc. (NYSE: MGL)
today announced an acceleration of its strategy to grow the provider services, care management and related information services, and public sector segments of the Company through a realignment of its business structure. Following this realignment, Magellan's domestic provider business, Charter Behavioral Health Systems, will be operated as a joint venture, CBHS, equally owned by Magellan and an affiliate of Crescent Real Estate Equities, Inc. (NYSE: CEI).

As part of this business realignment, Magellan has entered into a definitive agreement under which substantially all of the hospitals, real estate and related personal property used in its Charter subsidiary's domestic provider operations would be acquired by Crescent in a real estate investment trust
(REIT) transaction. The joint venture will operate the facilities under a franchise agreement with Magellan and a lease agreement with Crescent. Crescent will lease the real estate and related assets to CBHS for annual rent beginning at $40 million and increasing at 5% per year, compounded.

Magellan will issue warrants to both Crescent and its affiliate (the Affiliate) for 1,283,500 shares each of Magellan common stock at $30 per share to become exercisable over 12 years. The Affiliate will issue warrants to Magellan for the purchase of 2 1/2 % of the Affiliate's common stock with terms substantially equivalent to Magellan's warrants issued to Crescent. In exchange for the sale of Charter's real estate assets to Crescent, the Affiliate's 50% ownership interest in CBHS, and the 2,567,000 total Magellan warrants, Magellan will receive $400 million in cash from Crescent and the warrants in the Affiliate.


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In  addition,  CBHS  will pay  Magellan  approximately  $80  million  in  annual franchise fees (subject to increase) for the use of assets retained by Magellan and for support in certain areas that Magellan will provide CBHS. The franchise fees paid by CBHS will be subordinated to lease obligations. The assets being retained by Magellan include, but are not limited to, the "CHARTER" name, other intellectual property assets, treatment protocols and procedures, clinical quality management, operating processes and the "1-800-CHARTER" telephone call center. Magellan will provide CBHS ongoing support in areas including managed care contracting services, advertising and marketing assistance, risk management
services,   outcomes  monitoring,   and  consultation  on  matters  relating  to
reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.

Magellan said that the transactions would monetize a significant portion of the Company's fixed assets and add $400 million cash, before debt repayment, to Magellan's balance sheet; deconsolidate the provider business, yet maintain the ability to contribute to earnings per share through franchise fees; and establish a business platform from which Magellan can offer its management and information services expertise to other healthcare concerns.

As a result of this transaction, Magellan will deconsolidate the hospitals and record an equity interest in CBHS. The gain on the sale of the fixed assets will be offset by transaction costs, write-off of goodwill, and collection fees associated with the collection of account receivables. The one-time pre-tax loss to Magellan as a result of this transaction is expected to be $45 to $55 million and is expected to be recognized in the third fiscal quarter of 1997. Going forward, Magellan will receive approximately $80 million per year in franchise fees and a 50% equity interest in CBHS's earnings.

Mac Crawford, Chairman and Chief Executive Officer of Magellan, said, "Our decision to realign our businesses is a significant step in Magellan's continuing development as the preeminent integrated behavioral healthcare company. By separating Charter's domestic provider operations, Magellan will be able to focus on the segments of our business with the greatest near-term growth potential -- care management and related information services and public sector services. At the same time, we will retain the strategic benefits of the integration of the finance and delivery of care through our ownership in CBHS."

Magellan said it would remain the nation's largest integrated behavioral healthcare system, and that the separation of CBHS would not affect Magellan's ability to enter into national contracts integrating the delivery and management of behavioral healthcare, nor its ability to offer products such as risk capitation services. The Company said it would use the proceeds of the REIT transaction to pursue acquisitions in the care management and related information services industry, develop new products, increase managed care and public sector marketing efforts, and reduce debt. Magellan believes that under the terms of the Company's 11 1/4% senior

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subordinated  bond indenture,  these  transactions  would allow  bondholders the right to put their bonds at 101% of face value.

The Company's other primary business units are Green Spring Health Services and Magellan Public Solutions (MPS). Green Spring is one of the nation's largest managed behavioral healthcare companies, with over 15 million lives under management. MPS provides behavioral care, management and support services to public sector agencies through programs such as National Mentor, Inc. (Mentor), a community-based foster care program acquired by the Company in January, 1995. The Company acquired a 61% ownership interest in Green Spring in December 1995. For fiscal year 1996, Green Spring had revenues of $265 million, an increase of 33% over fiscal 1995. Mentor had revenues of $70 million in 1996 vs. revenues of approximately $58 million in 1995, an increase of over 20%.

Crawford continued, "The growth of both Green Spring and Mentor has exceeded our expectations. The increased focus on these businesses and the strengthening of our balance sheet will enable us to accelerate Green Spring's growth through acquisition and diversification into other areas of carve-out specialized care management services. We also expect to step up the growth of our public sector business through expansion of such programs as Mentor and AdvoCare, Green Spring's public sector unit."

The Company said that for fiscal year 1997, it anticipates revenues of $375 million for Green Spring and nearly $90 million for Mentor before any benefits of these transactions.

The Company said the decision to enter into the joint venture is consistent with management=s belief that Magellan=s share price reflects neither the strong growth trends currently seen in the Company=s care management and related information services businesses, nor the long-term potential of the Company=s provider business. The Company added that it believes a secondary benefit of this new structure should be to enhance the value of Magellan's stock as currency for future acquisitions.

Crawford said, "With Crescent, Magellan and CBHS gain a strategic partner who recognizes the long term nature of the provider business and has the financing and real estate expertise that CBHS will need to capitalize on opportunities for growth and consolidation in the provider business. In addition, through Magellan=s continued ownership interest in CBHS and retention of CBHS=s intellectual assets, our stockholders will participate in the continued consolidation of the provider business.@

John DeStefanis will be President and CEO of CBHS, and CBHS's board will include two representatives chosen by Magellan and two chosen by the Affiliate, including John Goff, Crescent's Vice Chairman, who will be Chairman of CBHS.

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John DeStefanis, President of Charter Behavioral Health Systems, said, "Crescent will be a valuable partner in CBHS's efforts to access financing independent of the stock market, which in our view has undervalued Charter's assets and prospects. We believe that as the clear industry leader, Charter is well positioned to benefit as both public and private payers shift their focus from cost-control to broader measures of value from providers."

Mr. DeStefanis continued, "CBHS is the nation's largest and most comprehensive behavioral health system, and we are continuing to leverage that strength by customizing treatment programs to maximize the value of the benefits our customers offer their beneficiaries; driving improvement in clinical quality by focusing on measurable outcomes; and expanding our continuum of care through the addition of specialty care programs and out-patient services."

These transactions were unanimously approved by Magellan's and Crescent's respective Boards of Directors, but are still subject to approval by Magellan's stockholders and federal antitrust authorities and subject to customary closing conditions including financing. Closing is expected to take place early in the third quarter of fiscal year 1997.

Certain of the statements in this press release including, without limitation, statements regarding acquisition opportunities, revenue growth, new product development, and franchise operations constitute forward-looking statements contemplated under the Private Securities Reform Act of 1995. Risk factors such as the ability to successfully complete and integrate acquisitions, degree of new product success, and profitability of franchised operations could cause actual results to differ materially from those projected. For a brief discussion of these factors, please see Exhibit 99 contained in the Company's Form 10K, as amended, for the fiscal year ended September 30, 1996 filed with the Securities and Exchange Commission on January 28, 1997.

Magellan Health Services, Inc., a Fortune 1000 company, is the country's largest integrated behavioral healthcare company. Its three business units include:
Charter Behavioral Health Systems, the nation's largest and most comprehensive behavioral healthcare delivery system, with nearly 100 facilities delivering a broad continuum of inpatient and outpatient care; majority-owned Green Spring Health Services, a leader in behavioral managed care services; and Magellan Public Solutions, serving public sector agencies with privatized health services.

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         Investor Contact:                           Media Contact:
         Kevin Helmintoller                          Robert Mead
         (404) 814-5742                              (212) 484-6701



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